UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Electro Scientific Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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October 12, 2004

Mr. Ed Corrao

Fidelity Investments

Legal Dept. - Proxy Group

82 Devonshire Street - F7C

Boston, MA 02109

Re:          Electro Scientific Industries, Inc. (the “Company”)

Dear Mr. Corrao:

Thank you for your October 6, 2004 email expressing Fidelity’s concerns with respect to the provisions of the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) and Amended and Restated 2000 Stock Option Incentive Plan (the “2000 Plan”) being submitted for shareholder approval at the Company’s 2004 Annual Meeting.  As you know, if both plans are approved, the 2004 Plan will supersede the 2000 Plan.

Management believes the Company can adequately address Fidelity’s concerns as follows:

1.  Management agrees to recommend to the Compensation Committee of the Company’s Board of Directors at its next regularly scheduled meeting following the 2004 Annual Meeting an amendment to the appropriate plan prohibiting option grants with an exercise price less than fair market value on the date of grant.

2.  Management agrees to recommend to the Compensation Committee that the appropriate plan be amended to require that time-based awards have a minimum vesting period of three years, with the subject shares vesting no more quickly than one-third annually over the three-year period.

3.  We understand your concern about the plans not providing for automatic grants to independent directors.  Those provisions were intentionally omitted.  The Company believes, given the unsettled accounting environment with respect to equity compensation, that it is in the interest of shareholders to be able to change the type of awards made to independent directors without first obtaining shareholder approval.  This flexibility will allow the Company to switch from one type of award to another if doing so is prudent from an accounting or tax standpoint.  The Company has corporate governance policies in place that it believes will prevent compensation abuses.  Independent director compensation must be approved by the

Compensation Committee of the Board of Directors, which is advised by a nationally recognized compensation consultant with respect to the types and levels of compensation paid to independent directors of peer companies. Management agrees to recommend to the Compensation Committee that the committee agree to determine compensation for independent directors consistent with the compensation levels of the Company’s peer group.

4.  Section 5.3 of each plan expressly prohibits the repricing or exchange of underwater options.  Management agrees to recommend to the Compensation Committee an amendment to the appropriate plan prohibiting the reservation of additional shares without shareholder approval.

Sincerely,

/s/ J. Michael Dodson

J. Michael Dodson,
Senior Vice President of Administration,
Chief Financial Officer and Secretary